EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 18, 2014
USEC Noteholders Voted to Approve Plan of Reorganization

•	More than 99% of votes cast by USEC convertible noteholders favor the plan

•	Both holders of preferred equity also voted in favor of the plan

•	Confirmation hearing scheduled for September 5

BETHESDA, Md. - Investors holding USEC Inc. (NYSE:USU) convertible notes overwhelmingly voted in favor of the Company’s Plan of Reorganization during a month-long voting period that ended August 11. The results of the voting by noteholders were certified by the court-appointed balloting agent to the U.S. Bankruptcy Court for the District of Delaware today.
USEC filed a voluntary petition for relief under Chapter 11 on March 5, 2014. The bankruptcy was a “pre-arranged” filing that included a proposed Plan of Reorganization that was supported by a group of noteholders that owned more than 66 percent of the value of the notes outstanding. USEC has continued to operate its business as a “debtor-in-possession” under the jurisdiction of the court.
Under the U.S. Bankruptcy Code, the plan is accepted if approved by at least two-thirds in dollar amount and more than one-half in number of noteholders who have timely and properly voted to accept or reject the plan. According to the voting results certified by Logan & Company Inc., the court-appointed balloting agent for the Company, the Plan of Reorganization was accepted by more than 99 percent in both value of the notes and the number of votes cast. In addition, both holders of the Company’s preferred equity voted in favor of the plan.
The next step in the Chapter 11 process will be a confirmation hearing in the U.S. Bankruptcy Court for the District of Delaware on September 5, 2014. If the plan is approved by the court, USEC would anticipate emerging from Chapter 11 protection shortly thereafter although, its emergence remains subject to, among other things, satisfaction of all conditions for emergence established under the Plan of Reorganization.
USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
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Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “anticipates”, “will be” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements. With respect to USEC’s expectations concerning the timing of the confirmation of its Plan of Reorganization by the bankruptcy court and/or its emergence from Chapter 11, such timing is subject to a number of uncertainties, some of which are outside the company’s control, including, but are not limited to, the impact of and risks related to USEC Inc.'s “pre-arranged” case under Chapter 11 of the bankruptcy code including risks related to obtaining approval and confirmation of USEC Inc.’s plan of reorganization, the Company’s ability to satisfy the conditions for emergence, and the impact of any and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.usec.com. We do not undertake to update our forward-looking statements except as required by law.
Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399